AMENDMENT No.32

to the

A320 / A330 PURCHASE AGREEMENT

between

AIRBUS S.A.S.

and

LATAM AIRLINES GROUP S.A.

Reference: CT1242567

This Amendment No.32 has been executed in two (2) original specimens which are in English.

IN WITNESS WHEREOF this Amendment No.32 to the Agreement was duly entered into the day and year first above written.

For and on behalf of

LATAM AIRLINES GROUP S.A.

Name : Ricardo Bottas

Title : Authorized signatory

For and on behalf of

AIRBUS S.A.S.

Name :

Title :

LATAM AIRLINES GROUP S.A.

Name : Sebastián Acuto

Title : Authorized signatory

This Amendment No.32 has been executed in two (2) original specimens which are in English.

IN WITNESS WHEREOF this Amendment No.32 to the Agreement was duly entered into the day and year first above written.

For and on behalf of	For and on behalf of
LATAM AIRLINES GROUP S.A.	**AIRBUS S.A.S.**
Name :	Name : Paul MEIJERS
Title :	Title : Executive Vice President Commercial Transactions

LATAM AIRLINES GROUP S.A.

Name :

Title :